Consent of Independent Registered Public Accounting Firm

The Board of Director and Stockholders
Advanced Battery Technologies, Inc.
New York City, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-161384, No. 333-160163 and No. 333-153464) and Form S-8 (No. 333-133492) of Advanced Battery Technologies, Inc. of our report dated March 29, 2010 except for Notes 2,3,16,18 and 24 as to which the date is March 9, 2011 , relating to the consolidated financial statements, and the effectiveness of Advanced Battery Technologies, Inc.’s internal control over financial reporting, which appear in this Form 10-K /A (Amendment No. 2) .

/s/ Friedman LLP

Marlton, NJ
March 9, 2011